Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into as of November 13, 2018, by and between Allen Parker (“Executive”) and Zillow Group, Inc., a Washington corporation (the “Company”).

RECITALS

A.    On November 6, 2018, Executive and the Company entered into an Executive Employment Agreement (the “Original Agreement”) regarding the employment of Executive as its Chief Financial Officer.

B.    Executive and the Company wish to amend Sections 2.3 (a) and (b) of the Original Agreement to provide for an adjusted allocation of the number of shares of the Company’s Class C Capital Stock underlying the Initial Awards and amend the formula used to calculate the number of shares of the Company’s Class C Capital Stock underlying the Initial Awards.

C.    Pursuant to Section 5 of the Original Agreement, Executive and the Company wish to amend and restate the Original Agreement to read as set forth herein.

D.    The effective date of this Agreement shall be Executive’s first day of actual work for the Company (should that date come later in time than the date Executive signs this Agreement) (“Effective Date”).

E.    The Company and Executive intend that Executive’s first day of actual work will be November 16, 2018 (“Start Date”).

1.	EMPLOYMENT

Executive will report to the Company’s Chief Executive Officer. Subject to Section 3.4, changes may be made from time to time by the Company in its sole discretion to the duties, reporting relationships and title of Executive. Executive will perform the duties as are commensurate and consistent with Executive’s position as the Company’s Chief Financial Officer and will devote Executive’s full working time, attention and efforts to the Company and to discharging the responsibilities of Executive’s position, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position (excluding periods of vacation, holidays, illness, incapacity and sick leave). During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Company’s Chief Executive Officer, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. Executive agrees to comply with the Company’s standard policies and procedures, including the Company’s Proprietary Rights Agreement (“Confidentiality Agreement”) and Mutual Agreement to Arbitrate Claims (“Arbitration Agreement”), both of which are to be executed by Executive contemporaneously with Executive’s execution of this Agreement, and with all applicable laws and regulations.

2.	COMPENSATION AND BENEFITS

The Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder, the following compensation and benefits:

2.1	Annual Salary

Executive’s compensation shall consist of an annual base salary in the gross amount of Five Hundred Forty Thousand dollars ($540,000.00), payable in accordance with the payroll practices of the Company and subject to applicable deductions and tax withholdings (“Salary”). Executive’s Salary shall be reviewed, and shall be subject to change, by the Company’s Board of Directors (or the Compensation Committee thereof) at least annually while Executive is employed hereunder.

2.2	Signing Bonus

In connection with his hire and anticipated successful integration into the Company, Executive shall also receive a signing bonus in the gross amount of One Million Five Hundred Thousand dollars ($1,500,000.00) (“Signing Bonus”). The Company will pay the Signing Bonus to Executive in two installments. The first installment will be a lump sum payment in the gross amount of Seven Hundred Fifty Thousand dollars ($750,000.00), less applicable deductions and tax withholdings, made by the Company within thirty (30) days of the Start Date. The second installment will be a lump sum payment in the gross amount of Seven Hundred Fifty Thousand dollars ($750,000.00), less applicable deductions and tax withholdings, made by the Company within thirty (30) days following January 1, 2019; provided that, the second installment of the Signing Bonus shall not be due or payable to Executive if he has been or is in the process of being terminated for Cause, or resigned or announced his intention to resign without Good Reason, by the date when the installment payment would otherwise be payable. If Executive resigns without Good Reason within twelve (12) months of Executive’s first day of actual work for the Company, Executive will be responsible for reimbursing the Company a prorated portion of the Signing Bonus based on a fraction equal to Executive’s completed days of employment divided by 360; provided that Executive shall not be responsible for any reimbursement payments if he is terminated without Cause or resigns for Good Reason.

2.3	Bonus and Equity Awards

Executive shall be eligible to participate in the Company’s incentive bonus plans as may be adopted from time to time by the Board of Directors (or the Compensation Committee

thereof), subject to and in accordance with the terms and conditions of such plans. Subject to approval by the Board of Directors (or the Compensation Committee thereof), Executive shall be eligible to receive the following equity awards (“Awards”) under the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan or any successor plan thereto (“Plan”):

(a)    Within thirty (30) days of the Effective Date, restricted stock units (“RSUs”) for that number of shares of the Company’s Class C Capital Stock calculated by dividing $3,500,000 by the closing price of the Company’s Class C Capital Stock on the trading day preceding the Start Date (“Initial RSUs”), such Initial RSUs to vest and be settled in one (1) share of Class C Capital Stock for each share subject to the Initial RSUs that vests in accordance with the vesting schedule set forth in Section 2.3(c) of this Agreement. The Initial RSUs shall have the terms and conditions as set forth in a Restricted Stock Unit Award Notice and a Restricted Stock Unit Award Agreement to be executed by Executive and the Company pursuant to the Plan. To the extent there is a conflict between this Agreement and the applicable terms of the Restricted Stock Unit Award Notice and a Restricted Stock Unit Award Agreement, the applicable terms of this Agreement will govern.

(b)    A nonqualified stock option for the number of shares of the Company’s Class C Capital Stock underlying the Initial RSUs multiplied by three (the “Initial Option,” and together with the Initial RSUs, the “Initial Awards”). The Initial Option will have a ten (10)-year term (subject to earlier termination in the event of Executive’s termination of employment), a per share exercise price equal to the closing price of the Company’s Class C Capital Stock on the date of grant, and will vest in accordance with the vesting schedule set forth in Section 2.3(c) of this Agreement. The Initial Option shall have the terms and conditions as set forth in a Nonqualified Stock Option Grant Notice and a Nonqualified Stock Option Agreement to be

executed by Executive and the Company pursuant to the Plan. To the extent there is a conflict between this Agreement and the applicable terms of the Nonqualified Stock Option Grant Notice and a Nonqualified Stock Option Agreement, the applicable terms of this Agreement will govern.

(c)    Each Initial Award shall vest as to 25% of the total number of shares subject to the applicable Initial Award on the one-year anniversary of the Effective Date. The remainder of each Initial Award shall vest thereafter in substantially equal installments on a quarterly basis on each of the Company’s established quarterly vesting dates over the following twelve (12) quarters (such quarterly vesting dates based on those generally applicable to equity awards granted under the Plan). Vesting of the Initial Awards shall be subject to Executive’s continued employment with the Company on an applicable vesting date.

(d)    Executive will be eligible to participate in the Company’s 2018 year-end annual review process and will be eligible to receive annual equity awards beginning in calendar year 2019 and each subsequent year of employment (each, an “Annual Award”). Executive shall be eligible to receive an Annual Award for calendar year 2019 with an aggregate grant value of $2,500,000. Executive may elect to receive the Annual Award for calendar year 2019 in the form of 100% RSUs, 100% nonqualified stock options or a combination of RSUs and stock options in 25% increments, in accordance with the Company’s Equity Choice Program. The maximum number of shares of capital stock of the Company, or any successor company, underlying any elected RSUs under the 2019 Annual Award shall be determined by dividing (i) the portion of the $2,500,000 Annual Award elected by Executive to be in the form of RSUs, by (ii) the average closing price of the Company’s capital stock over the thirty (30)-day trading period preceding the launch of the year-end review process, which is expected to occur on approximately January 2, 2019, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (“2019 Annual Award RSUs”). The maximum number of shares of capital stock of the Company, or any successor company, underlying an elected stock option shall be determined by multiplying the number of shares subject to the 2019 Annual Award RSUs by three (3) (e.g., if the Annual Award is granted solely as a stock option). The vesting schedule, grant date, exercise price and other terms of 2019 Annual Awards shall be determined by the Company and generally shall be consistent with the Company’s equity award policies and practices with respect to individuals serving in comparable positions receiving equity awards in connection with the annual review process; provided, however, that the 2019 Annual Award will vest in substantially equal quarterly installments on each of the Company’s established quarterly vesting dates over the following sixteen (16) quarters (such quarterly vesting dates based on those generally applicable to equity awards granted under the Plan).

(e)    Awards shall be subject to applicable deductions and tax withholdings upon vesting or exercise of the Awards, as applicable. For the avoidance of doubt, any adjustments to the Awards shall be governed by Section 15 of the Plan and shall be consistent with adjustments made to other awards outstanding under the Plan held by the Company’s executive officers.

2.4	Benefits

Executive shall be eligible to participate, subject to and in accordance with applicable eligibility and other requirements, in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s similarly situated executives, which shall include, at a minimum, basic health, dental and vision insurance.

2.5	Vacation and Other Paid Time Off Benefits

Each calendar year, Executive shall be entitled to that number of weeks of paid vacation per year equal to those provided in accordance with the plans, policies, programs and arrangements as are generally provided to the Company’s similarly situated executives. Executive also shall be provided such holidays and sick leave as the Company makes available to all of its other employees.

3.	TERMINATION

3.1	Employment At Will

Executive acknowledges and understands that employment with the Company is terminable at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy (collectively, the “Accrued Obligations”). Any Accrued Obligations due under this Agreement shall be paid in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated

3.2	Automatic Termination on Death or Total Disability

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean a mental or physical impairment of Executive that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes Executive (i) to be unable to perform his or her material duties for the Company, (ii) to be unable to engage in any substantial gainful activity, or (iii) to lose legal capacity. Executive and the Company hereby acknowledge that Executive’s ability to perform Executive’s duties is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this Section 3.2, Executive shall not be entitled to receive any payments or benefits under this Agreement other than any Accrued Obligations.

3.3	Termination for Cause; Resignation

The Company may terminate Executive’s services and this Agreement for Cause (as defined in Appendix A), effective immediately upon notice of termination. Upon termination of Executive’s employment for Cause, or upon Executive’s voluntary separation from Employment without Good Reason (as defined in Appendix A), all compensation described herein shall cease as of the termination date, and Executive shall have no rights to any other compensation or payments under this Agreement or otherwise, other than any Accrued Obligations.

3.4	Termination of Employment Without Cause or for Good Reason

(a)    If (1) the Company terminates Executive’s employment without Cause, or (2) Executive resigns for Good Reason, then Executive shall be entitled to receive the below termination payments and benefits; provided, however, that this Section 3.4(a) shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 or Section 3.3 of this Agreement applies:

(i)    any Accrued Obligations;

(ii)    COBRA continuation coverage for Executive and his eligible dependents paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of six (6) months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled;

(iii)    an amount equal to six (6) months’ Salary, at the rate in effect immediately prior to termination, payable to Executive in accordance with the terms below (“Severance Payments”);

(iv)    accelerated vesting by an additional twelve (12) months of Executive’s then outstanding Awards that vest based on Executive’s continued employment or service; provided, however, that in the event such termination occurs in connection with or within eighteen (18) months following a Change of Control (as defined in the Plan), fifty percent (50%) of Executive’s then outstanding Awards that vest based on Executive’s continued employment or service shall become vested immediately prior to such termination (subject to any greater acceleration that applies under the terms of the Plan in the event such Awards are not assumed or substituted for in a Change of Control); and

(v)    an extension of the time period during which Executive may exercise Executive’s then outstanding and vested stock options (taking into account the accelerated vesting provided in this Section 3.4(a)), until the earlier of (A) twelve (12) months from the date of termination, or (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

(b)    As a condition to receiving the payments and benefits under this Section 3.4 other than the Accrued Obligations, Executive shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form mutually acceptable to the Company and Executive. Such release and waiver shall be delivered to the Company no later than the date specified by the Company (which date shall in no event be later than twenty-one (21) days or forty-five (45) days, as applicable, after the date on which Executive is presented with the terms of the release and waiver). In addition, payment of the amounts and benefits under this Section 3.4, other than the Accrued Obligations, are contingent on Executive’s full and continued compliance with the Company’s Confidentiality Agreement, as the same may be amended from time to time.

(c)    Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.

(d)    Subject to Section 3.4(b), Severance Payments under Section 3.4(a)(iii) shall be paid to Executive through the Company’s normally scheduled payroll during the six (6) month period commencing within sixty (60) days following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason; provided, however, that in the event such sixty (60) day period begins in one taxable year of Executive and ends in a second taxable year of Executive, the Company shall not make any Severance Payments to Executive until the second taxable year. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rules and regulations thereunder (“Code Section 409A”). Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 3.4(a) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 13 hereof shall apply.

4.	ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any successor employer; (b) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (c) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (d) any subsidiary, parent or other affiliate of the Company. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

5.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

6.	NOTICES

Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Zillow Group, Inc.
1301 Second Avenue, Floor 31 Seattle, Washington 98101 Email: legal@zillowgroup.com Attn: General Counsel

If to the Executive:	Allen Parker *** (to address most recently on file with Company)

7.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

8.	ENTIRE AGREEMENT

This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded in their entirety, except as otherwise provided herein. Executive expressly acknowledges that he has contemporaneously executed, and is bound by, the Confidentiality Agreement and Arbitration Agreement, during and after his employment with Company.

9.	SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	WAIVERS

No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

12.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 5 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

13.	CODE SECTION 409A

The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so as to avoid the imputation of any tax, penalty or interest under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)    To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.

(b)    If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date which is six (6) months after Executive’s Separation from Service for any reason other than death, or (2) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on Executive. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 13(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date first set forth above.

ALLEN PARKER

/s/ Allen Parker

ZILLOW GROUP, INC.

By	/s/ Spencer M. Rascoff
Spencer Rascoff

Its	Chief Executive Officer

APPENDIX A

DEFINITIONS

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the Executive Employment Agreement (“Agreement”) to which this Appendix A is attached. As used in the Agreement.

1.    “Cause” means the occurrence of one or more of the following events:

(a)    willful misconduct, insubordination or dishonesty in the performance of Executive’s duties or a knowing and material violation of the Company’s policies and procedures in effect from time to time which results in a material adverse effect on the Company;

(b)    the continued failure of Executive to satisfactorily perform his duties after receipt of written notice that identifies the areas in which Executive’s performance is deficient;

(c)    willful actions in bad faith or intentional failures to act in good faith by Executive with respect to the Company that materially impair the Company business, goodwill or reputation;

(d)    conviction of Executive of a felony or misdemeanor, conduct by Executive that the Company reasonably believes violates any statute, rule or regulation governing the Company, or conduct by Executive that the Company reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on the Company;

(e)    current use by Executive of illegal substances; or

(f)    any material violation by Executive of this Agreement or the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement.

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2.    “Good Reason” means that Executive, without Executive’s express, written consent, has:

(a)    incurred a material reduction in Executive’s annual Salary or bonus opportunity (except for reductions in connection with a general reduction in annual Salary for all executives of the Company by an average percentage that is not less than the percentage reduction of Executive’s annual Salary);

(b)    suffered a material breach of this Agreement by the Company;

(c)    incurred a material reduction in authority, duties or responsibilities at the Company or with respect to a termination in connection with a Change of Control, relative to authority, duties or responsibilities immediately prior to the Change of Control; or

(d)    been required to relocate more than fifty (50) miles from Executive’s residence located in the Seattle, Washington area, or in the event the parties mutually agree that Executive would reside elsewhere, Executive’s then current place of residence, in order to continue to perform the duties and responsibilities of Executive’s position (not including customary travel as may be required by the nature of Executive’s position).

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